UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DATE: Monday, May 9, 2022
ITEMS OF BUSINESS:
1.    Election of directors:
  Holders of Class A Common Stock
    to elect six directors.
  Holders of Common Stock
     to elect two directors.
2. Advisory Vote on Executive Compensation
3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022.
4. Transact such other business as may properly come before the annual meeting or any adjournments.

TIME: 10:00 a.m.
PLACE: Marriott SpringHill Suites 120 East Redwood Street Baltimore, Maryland 21202
RECORD DATE:
March 11, 2022
If you are a holder of record of Common or Class A Common Stock at the close of business on March 11, 2022, then you are entitled to receive notice of and to vote at the meeting.

PLEASE VOTE:
Please carefully review the proxy materials and follow the instructions to cast your vote in advance of the meeting.

Internet: Visit - www.proxyvote.com.*	Telephone Call - 1-800-690-6903*	Vote by mail. Sign, date and return your proxy card or voting instruction form.
*You will need the 11-digit control number included in your proxy card, voting instructions form or notice.

As a stockholder, your vote is very important, and the company’s board of directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Jenny Hill Parker
Senior Vice President, Finance, and
  Corporate Secretary

March 28, 2022
Atlanta, Georgia

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders  to be held on May 9, 2022.
The proxy statement and Form 10-K for 2021 are available at www.proxyvote.com and on Havertys’ Investor Relations website at havertys.com under “Investor Information” then “SEC Filings.”

OUR BOARD OF DIRECTORS

The board of directors has a rigorous process to ensure that the composition of directors is diverse, balanced and aligned with the evolving needs of the company. Currently the board consists of eight members. The holders of Class A common stock will elect six directors and holders of common stock will elect two directors. Each elected director will hold office until the next annual meeting. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock.

Proposal 1: Election of Havertys Board of Directors

What am I voting on?	✔ Holders of Class A common stock are being asked to elect six directors for a one-year term. ✔ Holders of common stock are being asked to elect two directors for a one-year term.
Voting recommendation:	✔ Our board of directors recommends a vote “For” each of the director nominees.

The nominees for election at the 2022 annual meeting were recommended by the Nominating, Compensation and Governance Committee (the “NCG Committee”) of the board. All of the nominees are currently directors of Havertys. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the NCG Committee and the board.

Our board is a diverse, highly engaged group of individuals that provides strong, effective oversight of Havertys. Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the company’s long-term strategic growth priorities. The board believes that a variety and balance of perspectives on the board results in more thoughtful and robust deliberations, and ultimately, better decisions. Each director was nominated on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the board, as well as how those factors blend with those of the others on the board.

The biography of each of the nominees contains information regarding such nominee’s experience and his or her director positions held currently or at any time during the last five years. The fact that an icon is not shown does not mean the individual does not possess the experience, qualification, or skill.
2022 Proxy Statement | 1

Board Matrix

	Class A Common Stock Nominees						Common Stock Nominees
EXPERIENCE	Haverty	Mangum	Palmer	Schiller	Smith	Trujillo	Dukes	Hough
Current/Former CEO		✔		✔	✔	✔
Public Board Experience	✔	✔	✔		✔	✔	✔	✔
Finance		✔	✔		✔	✔	✔	✔
Risk Assessment	✔	✔	✔	✔	✔	✔	✔	✔
Consumer Focused	✔	✔	✔	✔	✔		✔	✔
Marketing/Brand Building	✔	✔	✔	✔	✔
Sales		✔		✔	✔	✔	✔	✔
Independent	✔	✔	✔	✔		✔	✔	✔
TENURE/AGE/GENDER/DIVERSITY
Years on the Board	30	23	20	2	33	18	6	4
Age	65	73	68	51	71	62	47	67
Gender	M	F	F	M	M	M	F	M
Gender/Race/Ethnicity/Nationality		✔	✔			✔	✔

TENURE

2	0-5 Years
1	6-10 Years
2	11-20 Years
3	20 + Years

17 Years Average Tenure

AGE

2	Under 55
2	55-65
2	66-70
2	70 +

63 Years Average Age

2022 Proxy Statement | 2

Experience and Skills Legend

Current/Former CEO	Public Board Experience	Finance	Risk Assessment	Consumer Focused	Marketing/ Brand Building	Sales

Proposal 1: Nominees for Election by Holders of Class A Common Stock

Rawson Haverty, Jr.                                                Management Director since 1992
Age 65

Principal Occupation: Senior Vice President, Real Estate and Development of Havertys since 1998. Over 37 years with Havertys in various positions.

Directorships: Chick-Fil-A Foundation, Akola PBC, Southface Institute, and a member of the Advisory Board of the Center for Ethics at Emory University.

Experience:

Mylle H. Mangum                                                   Independent Director since 1999
Age 73

Principal Occupation: Chief Executive Officer of IBT Holdings, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries, since 2003.

Directorships: Barnes Group, Inc., Express, Inc. and The Shopping Center Group. Former director of PRGX Global, Inc., which merged with Ardian in March 2021.

Experience:

Vicki R. Palmer Independent Director since 2001
Age 68

Principal Occupation: Retired, former Executive Vice President, Financial Services and Administration for Coca‑Cola Enterprises Inc. from 2004 until 2009. Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. from 1999 to 2004.

Directorships:  First Horizon National Corporation, Finance Chair of the Black Economic Alliance, member of the Buckhead Coalition, and member of the Governing Board of Woodward Academy.

Experience:

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Proposal 1: Nominees for Election by Holders of Class A Common Stock

Derek G. Schiller                                  Independent Director since 2020
Age 51

Principal Occupation: President and Chief Executive Officer of the Atlanta Braves, a Major League Baseball Club, since March 2018. President of Business for the Braves from March 2016 to March 2018; Executive Vice President of Sales and Marketing from August 2007 to March 2016 for the Braves.

Directorships: Board Member of the Metro Atlanta Chamber of Commerce, the Atlanta Convention and Visitors Bureau, the Atlanta Sports Council, and the Jack and Jill Late-Stage Cancer Foundation.

Experience:

Clarence H. Smith Age 71	Management Director since 1989 Chairman of the board since 2012

Principal Occupation: Chief Executive Officer of Havertys since 2003. President and Chief Executive Officer from 2003 until March 2021. Over 47 years with Havertys in various positions.

Directorships: Oxford Industries, Inc. and member of the Board of Trustees of Marist School.

Experience:

Al Trujillo Independent Director since 2003
Age 62

Principal Occupation: President and Chief Operating Officer of the Georgia Tech Foundation since 2013. Investment Funds Advisor from 2007 to 2013. Former President and Chief Executive Officer of Recall Corporation, a global information management company until 2007.

Directorships: Member of the Board of Trustees of Marist School. Former director of SCANA Corporation, which was acquired by Dominion Energy in 2018.

Experience:

Clarence H. Smith and Rawson Haverty, Jr. are first cousins and officers of Havertys.

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Proposal 1: Nominees for Election by Holders of Common Stock

L. Allison Dukes Independent Director since 2016
Age 47

Principal Occupation: Senior Managing Director and Chief Financial Officer, Invesco Ltd. since August 2020. Deputy Chief Financial Officer, Invesco Ltd. from March 2020 to August 2020.  Former Chief Financial Officer for SunTrust Banks, Inc., from March 2018 until December 2019. Head of Commercial Banking for SunTrust Banks, Inc. from 2017 until 2018. President, Chairman and CEO of the Atlanta Division of SunTrust Banks, Inc. from 2015 until 2017.

Directorships: Member of the Board of Trustees of Children’s Healthcare of Atlanta, Emory University, and the Atlanta History Center; past chair of the board of Junior Achievement of Georgia.

Experience:

G. Thomas Hough                                   Independent Director since 2018
Age 67 Lead Director

Principal Occupation: Retired, Americas Vice Chair of Ernst & Young LLP (“EY”). Vice Chair of Assurance Services of EY in New York from 2009 to 2014.

Directorships: Equifax Inc. and a director/trustee of the Federated Hermes Fund Family. Member of the President’s Cabinet of the University of Alabama. Former director of Publix Super Markets, Inc. from 2015 until 2020.

Experience:

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CORPORATE GOVERNANCE

The following sections provide an overview of our corporate governance structure and processes as they relate specifically to our board of directors.

Board Leadership

Our company is led by Clarence Smith, who has served as chief executive officer since 2003 and chairman of the board since August 2012. Our board nominees are composed of six independent directors and two management directors. Our independent directors meet in executive session at each board meeting. These sessions are presided over by the lead director.

Chairman/CEO: We believe that having a combined chairman/CEO, independent chairs for each of our board committees, and an independent lead director helps provide strong, unified leadership for our management team and board of directors and is currently the right structure for our company. We have one individual who we believe is seen by employees, business partners, and stockholders as providing leadership for Havertys and we have experienced independent directors providing oversight of company operations. The board believes that it should have the flexibility to make these determinations at any given point based on what it considers is the appropriate leadership structure for Havertys at the time.

Lead Director: Consistent with industry best practices, our lead director helps Havertys maintain a corporate governance structure with appropriate independence and balance. The lead director chairs the executive sessions of independent directors and facilitates communications between the chairman/CEO and other directors. The lead director, currently Tom Hough, is elected by the independent directors annually.

Committees of the Board

Our board has three standing committees: Audit Committee, NCG Committee and Executive Committee. The table below shows the current membership, the principal functions and the number of meetings held in 2021:

Name, Meetings and Members	Principal Functions
Audit Committee
Meetings:  4

Al Trujillo – Chair
Tom Hough
Vicki Palmer

Each member has been designated as “an audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and meets the independence requirements of the New York Stock Exchange (“NYSE”), SEC, and our Governance Guidelines as well as the enhanced standards for Audit Committee members in Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•   Provides oversight of the systems and procedures relating to the financial statements, financial reporting process, systems of internal accounting and financial controls.
•   Reviews and discusses with management the company’s risk assessment framework and management policies, including cybersecurity and the framework with respect to significant financial risk exposures.
•   Monitors the qualifications, independence and performance of the company’s internal audit function and independent auditor and meets periodically with management, internal audit team, and the independent auditor in separate executive sessions.
•   Performs other functions as the board deems appropriate.

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CORPORATE GOVERNANCE

Name, Meetings and Members	Principal Functions
NCG Committee
Meetings:  2
Actions by Unanimous Consent: 1

Mylle Mangum – Chair
Allison Dukes
Derek Schiller
Al Trujillo

Each member meets the independence requirements of the NYSE, SEC and our Governance Guidelines as well as the enhanced standards for Compensation Committee members in Rule 16b-3 promulgated under the Exchange Act.

•   Translates our compensation objectives into a compensation strategy that reinforces alignment of the interests of our executives with that of our stockholders.
•   Approves and evaluates the company’s director and executive officer compensation plans, policies and programs.
•   Conducts an annual review and evaluation of the CEO’s performance in light of the company’s goals and objectives.
•   Reviews and makes recommendations for composition and structure of the board and policies relating to the recruitment of new board members and nomination and reelection of existing board members.
•   Oversees the compliance structure and programs with annual reviews of Havertys’ corporate governance documents.
•   Oversees the company’s ESG-related initiatives.
•   Reviews and approves related person transactions in accordance with board practices.

Executive Committee Meetings: 0 Actions by Unanimous Consent: 1 Independent Members: Tom Hough - Chair Mylle Mangum Al Trujillo Management Member: Clarence Smith
•   In accordance with our bylaws, acts with the power and authority of the board in the management of our business and affairs in the interim period between meetings of the board.
•   Generally, holds meetings to approve specific terms of financings or other transactions after these items have previously been presented to the board.

Attendance. During 2021, the board met four times and the committees met as indicated in the above table. Each director attended all of the meetings of the board and of the committees on which he or she served during 2021.

We do not have a policy regarding director attendance at the annual meeting of stockholders. We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. No directors attended the 2021 annual meeting, and none are expected to attend the 2022 annual meeting.
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CORPORATE GOVERNANCE

Board of Directors Oversight Roles

Stockholders elect our board to serve their long-term interests and to oversee management. Our board and its committees work closely with management to provide feedback from stockholders and oversight, review, and counsel related to long-term strategy, risks, and opportunities. Our board works with management to determine our mission and long-term strategy. It also oversees business affairs and integrity, risk management, CEO succession planning, and the annual CEO evaluation. Our board looks to the expertise of its committees to provide strategic oversight in their areas of focus. Examples of oversight areas are provided below.

Risk Oversight. Inherent in the board’s responsibilities are the understanding and oversight of the various risks facing the company. Effective risk oversight is an important priority of the board. The board exercises its oversight responsibility for risk both directly and through its committees which have specific areas of focus for risk management. The board as a whole examines specific business risks, such as those associated with our business model and innovation, supply chain, and cybersecurity, in its regular meetings in addition to the reports from its committees.

Long-Term Business Strategy. The board reviews management’s long-term business strategy including capital allocation priorities and business development opportunities each year and approves Havertys’ strategic plan. Updates on the key elements of the plan are reviewed by the board at each board meeting throughout the year.

Stockholder Engagement. We value stockholder views and insights and believe management has the primary responsibility for stockholder communications and engagement. The chairman and other members of Havertys' senior management team communicate regularly with stockholders on a variety of topics throughout the year to address stockholders’ questions and to seek input concerning company policies and practices. The board receives regular updates concerning stockholder feedback which cover topics including our strategy and performance, capital allocations and corporate governance matters.

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CORPORATE GOVERNANCE

Oversight of ESG. Havertys’ board of directors believes the company’s business strategy and ESG strategy should be in alignment and focus on material risks and business drivers. The board has delegated oversight of certain ESG matters to its committees.

Audit Committee: Consistent with its oversight of financial and other metrics, the Audit Committee is tasked with reviewing our ESG disclosures.

NCG Committee: ESG oversight related to compensation and human capital management is delegated to the NCG Committee. This includes reviewing Havertys’ culture and organization and the execution of ESG-related initiatives. The NCG Committee is also tasked with evaluating whether there is sufficient diversity on the board, including gender, racial and ethnic diversity, and overseeing our diversity and inclusion initiatives.

Management: The ESG Working Group is comprised of cross-functional leaders that are responsible for strategy and executional buildout of all ESG activities and reports to the ESG Steering Committee. The ESG Steering Committee is responsible for providing oversight and approving the recommendations set forth by the Working Group and informing the board.

We issued our first corporate report on environmental, social, and governance in December 2021. We look forward to updating and sharing important information and metrics related to our journey to reduce our environmental impact, strengthen our team and communities, and enhance our long-term, value-creating focus on sustainability.

Governance Guidelines and Policies
Our board and management team are committed to achieving and maintaining high standards of corporate governance, as well as a culture of and reputation for the highest levels of ethics, integrity and reliability. We annually review our governance policies and practices against evolving standards. In considering possible modifications, our board and management focus on those changes that are appropriate for our company and our industry, rather than adopting a one-size-fits-all approach.
Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, suppliers and communities. The board has adopted guidelines and a number of policies to support our values and good corporate governance and practices. These governance practices and policies include:

Director Independence. Our Corporate Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the NYSE. The NCG Committee conducts an annual review to determine the independence of each director based on the standards contained in our Governance Guidelines and NYSE corporate governance requirements. The board, based on the recommendation of the NCG Committee and its review, has affirmed that each of the following non-employee directors is independent and has no material relationship with the company that could impair their independence: Allison Dukes, Tom Hough, Mylle Mangum, Vicki Palmer, Derek Schiller, and Al Trujillo.
For more information regarding our policy on Transactions with Related Persons, please see page 11 of this proxy statement.

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CORPORATE GOVERNANCE

Annual Evaluations. The board is committed to continuous improvement with respect to its ability to carry out its responsibilities. Each year the board and its independent committees, supervised by the NCG Committee, conduct self-assessments related to their performance.
These annual assessments are an important tool to ensure the board is well-positioned to provide effective oversight.
Board Tenure, Mandatory Retirement and Resignation from Board. As of the start of the 2022 board year, the average tenure of our non-management directors is 12 years. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 75th birthday. This age limit was increased from 72 to 75 in February 2021. On the recommendation of the NCG Committee, the board may waive this requirement on an annual basis. A director is also required to submit his or her resignation from the board to the NCG Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment. The NCG Committee can choose to accept or reject the resignation.
Director Nominations. The NCG Committee is primarily responsible for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors. The NCG Committee, which consists entirely of independent directors, regularly reviews the appropriate size and composition of the board and anticipates vacancies and required expertise. The NCG Committee reviews potential nominees from several sources, including directors, management, stockholders or others. The NCG Committee is also authorized to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.

In evaluating potential nominees, the NCG Committee will review and consider, among other things, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, financial literacy, and experience in the context of the needs of the board at the time and the then-current mix of director attributes. The NCG Committee does not have a formal policy with respect to diversity, however, the board and the NCG Committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the NCG Committee considers the entirety of each candidate’s credentials.

The NCG Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the NCG Committee (See “Communications with Directors”). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the NCG Committee evaluates proposed nominees that are recommended by a stockholder.

Communications with Directors. The board welcomes questions or comments about the company and its operations. Interested persons wishing to write any director, committee or the board should send correspondence to the Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed.
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CORPORATE GOVERNANCE

Code of Conduct. All of our directors and employees, including our chief executive officer and other executive officers, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Hedging and Pledging Policies. We prohibit our directors, officers and employees from hedging their ownership of Havertys stock, including purchasing or selling derivative securities relating to Havertys stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Havertys securities. Our directors and executive officers are prohibited from pledging Havertys securities as collateral for a loan and from holding any Havertys securities in margin accounts. There are no outstanding pledges or margin accounts involving Havertys securities by any of our directors or executive officers.

Related Party Transaction Policy. Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term “related party transaction” is defined as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will exceed $120,000 in any calendar year; (2) we are a participant; and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or beneficial owners of greater than 5% of our stock, or their immediate family members) has or will have a direct or indirect interest.

The board has determined that the NCG Committee is best suited to review and approve related party transactions. When reviewing the material facts of related party transactions the NCG Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  Certain categories of transactions have standing pre-approval under the policy including: (1) certain transactions with another company in which the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s stock; (2) certain transactions where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings); (3) certain banking-related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and (4) transactions made on the same or similar terms available to all of our employees.

During 2021, there were no related party transactions requiring approval under the policy or disclosure in this proxy statement.

Compensation Committee Interlocks and Insider Participation. All NCG Committee members are independent and none of the NCG Committee members has served as an officer or employee of Havertys. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or NCG Committee. Therefore, there is no relationship that requires disclosure as a Compensation Committee interlock.

Delinquent Section 16(a) Reports. Based solely on our review of the copies of such reports furnished to or prepared by Havertys and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to reporting persons were complied with during the year ended December 31, 2021.
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CORPORATE GOVERNANCE

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders. Messrs. Haverty and Smith, as management directors, do not receive any compensation for serving on the board. Compensation payable to the company’s non-employee directors is evaluated and determined by the NCG Committee and is then approved by the full board. The NCG Committee considers among other things, the size and complexity of our operations and the time that directors spend fulfilling their duties to Havertys and our stockholders.

Elements of Compensation.
Annual Equity Retainer	$50,000
Cash Retainer	$50,000
Independent Lead Director Cash Retainer	$12,000
Audit and NCG Chairman Cash Retainer	$10,000
Annual Stock Grant	$20,000

Director compensation is paid for the board year which begins on the day of our annual meeting of stockholders and terminates the day before the succeeding annual meeting. The annual equity retainer is paid on the first day of the board year and the cash retainers are paid quarterly. The annual stock grant of fully vested common stock is paid on the first day of the board year. The NCG Committee approved an increase in the annual stock grant to $40,000 starting with the new board year beginning May 2022.
Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan (“Deferred Plan”), non-employee directors may elect to defer receipt of the cash or common stock payment of their compensation and may elect to defer 100% of their annual retainer fee in shares of common stock. Under the Deferred Plan, deferred fees, plus any accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Two directors elected to defer a portion of their 2021 and 2022 compensation. There are five directors with balances in the Deferred Plan; four have elected to receive their payments at the end of their board service and one has elected to receive payments beginning in 2040.

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CORPORATE GOVERNANCE

2021 Non-management Director Compensation. The following table sets forth the compensation earned by our non-management directors who served during 2021.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Allison Dukes	$33,333	$80,333	$113,667
Tom Hough	50,333	71,333	121,667
Mylle Mangum	52,333	71,333	123,667
Vicki Palmer	52,333	71,333	113,667
Derek Schiller	42,333	71,333	113,667
Al Trujillo	42,333	71,333	123,667
John Glover(3)	13,000	24,667	37,667
(1)
   The board fees were increased for the board year beginning May 2021. The cash retainer was $27,000 and the equity retainer was $54,000 for the board year beginning May 2020. The table reflects the amounts earned for the 2021 calendar year based on the fees for the respective periods.

(2)
   Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The award reflected in this column consists of a fully-vested award granted to non-employee directors on May 14, 2021 as the annual grant made on the first day of the new board year. The grant date fair value was $46.63, which was the closing price of the company’s common stock on the grant date. Ms. Dukes elected to defer 100% of her annual retainer fee for the board year beginning May 2020 in shares of common stock under the Deferred Plan.

(3)	John Glover retired from the board at the end of the board year beginning May 2020.

Other Compensation. Directors receive the same discounts as employees on our products. We do not provide any pension or other benefits to our non-employee directors.

Director Stock Ownership Guidelines. The board has implemented stock ownership guidelines for non‑employee directors. Each director is required to own or hold at least 20,000 shares of our stock. New directors are prohibited from selling of any shares until the guideline amount is reached. Currently, all non‑employee directors meet, or are on track to meet, the stock ownership guidelines.
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COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of our executive compensation philosophy, the material elements of the program and the policies and objectives which support the program. This CD&A provides information on the program for all Havertys’ executive officers but focuses on the compensation of our named executive officers for 2021. The individuals who were subject to the SEC Section 16 reporting requirements during 2021 are referred to as the “executive officers.” Our named executive officers (“NEOs”) for 2021 consist of our CEO, our CFO, and our next three most highly-compensated executive officers, listed below:

NEO Name	NEO Title
Clarence H. Smith	Chief Executive Officer
Steven G. Burdette	President
Richard B. Hare	Executive Vice President and Chief Financial Officer
J. Edward Clary	Executive Vice President and Chief Information Officer
John L. Gill	Executive Vice President, Merchandising

Mr. Smith served as CEO and President until March 2021, when Mr. Burdette, formerly EVP, Operations, was elected President. Mr. Burdette has responsibility for all store and distribution operations and marketing efforts.

Our goal is to attract and retain talented executives who deliver value to our stockholders by achieving Havertys’ business objectives which drive sustained sales and EBITDA growth, cash flow and returns to stockholders. Our executive compensation program and overall pay for performance philosophy align with that goal and our results.

2021 Performance Highlights

In 2021 supply chain issues and the COVID-19 pandemic remained an obstacle, however, the Company’s management team remained resilient and focused on the execution of our goals. This focus helped drive the record 2021 financial performance.

•	Strong and consistent financial performance despite unprecedented operational challenges for the Company
•	Net sales of $1.01B, a 35.4% increase year-over-year
•	Cash Returns to stockholders $94.2M up 34% year-over-year

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COMPENSATION DISCUSSION AND ANALYSIS

Role of the NCG Committee

The NCG Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers, equity plan awards and benefit programs for all of our employees. The NCG Committee took the following steps to ensure that it effectively carried out its responsibilities:

✔	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;
✔	Reviewed results from an annual review of compensation data related to our peers;
✔	Reviewed and approved all compensation components for our chief executive officer, chief financial officer, and other NEOs;
✔
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;

✔
Scheduled an executive session, without members of management, for the purpose of discussing decisions related to the chief executive officer’s performance, goal-setting, compensation level and other items deemed important by the NCG Committee; and

✔	Reviewed succession planning with the CEO and in executive session of the board.

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COMPENSATION DISCUSSION AND ANALYSIS

RECAP OF 2021 NEO COMPENSATION PROGRAM
Base Salary (Fixed Pay)
Key Features
•  Fixed annual cash amount.
•  Base pay increases considered on a calendar year basis or at time of promotion to align with the median range of our peer group (as described on page 18 of this CD&A). Actual positioning varies to reflect each executive’s skills, experience and contribution to our success.

Purpose	• Provide a fixed amount of cash compensation to attract and retain talented executives. • Differentiate scope and complexity of executives’ positions as well as individual performance over time.
2021 Actions
•  Mr. Burdette’s base salary was increased 3.1% in January 2021 and then 18.2% in March 2021 in conjunction with his promotion to President. Mr. Hare’s base salary was increased 7.7% in January 2021 due to additional responsibilities, performance, and to maintain his base salary within the target of the median peer group.
•  Base salaries were increased in January 2021 by approximately 3.0% for the other NEOs.

Cash Awards Under Management Incentive Plans (Variable “At Risk” Compensation)
Key Features
•  Individual MIP opportunities are expressed as a percentage of base salary and can vary for executives based on their positions. Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIPs) approximates the median of our peer group.
•  Performance-based cash incentive pay is comprised of two plans: MIP-I is tied to the company achieving certain pre-tax earnings levels during the year (80% of total target cash incentive pay) and MIP-II is based on successfully meeting individual performance goals (20% of total target cash incentive pay).
•  The range of potential payout for actual results relative to these goals is zero to 175% of target for MIP‑1 and zero to 100% of target for MIP-II.
•  MIP amounts are earned based on the results achieved as determined by the Committee after evaluating company and individual performance against pre-established goals.

Purpose
•  Motivate and reward achieving or exceeding company and individual performance objectives, reinforcing pay-for-performance.
•  Align performance measures for NEOs on key business objectives to lead the organization to achieve short-term financial and operational goals.
•  Ensure alignment of short-term and long-term strategies of the company.

2021 Actions
•  2021 performance resulted in total MIP-I earned at 175% of its target and MIP-II earned at 100% of its target for the NEOs. The Committee evaluated the impact of the pandemic on our business results and determined that these payouts appropriately reflected our strong performance and financial results achieved during 2021.

Long-Term Equity Incentive Compensation (Variable “At Risk” Compensation)
Key Features
•  Awards granted annually with consideration of competitive market grant levels.
•  Awards to NEOs are in the form of performance restricted stock units (PRSU) based on EBITDA and Sales, each measured over the performance period commencing January 1, 2021 and ending December 31, 2021, and in the form of time-based restricted stock units.
•  Vesting: The PRSUs granted in 2021 that are earned will cliff vest in February 2024 and are forfeitable upon termination of employment, except in the cases of death, disability or normal retirement. The restricted stock units vest in equal increments over a three-year period. These grants are forfeitable upon termination of employment, except in the cases of death or disability.

Purpose
•  Stock-based compensation links executive compensation directly to stockholder interests.
•  PRSUs provide a direct connection to company performance and executives’ goals.
•  Multi-year vesting creates a retention mechanism and provides incentives for long-term creation of stockholder value.

2021 Actions
•  80% of our CEO’s and 70% of our other NEO’s equity awards were granted as PRSUs, with 80% of PRSUs tied to EBITDA and 20% tied to Sales. Award sizes were determined in consideration of market levels, internal equity, and historical practices.
•  Mr. Burdette received a special grant of 5,000 time-based restricted stock units upon his election as President.
•  2021 performance-based awards tied to EBITDA were earned at 175% of target and awards tied to Sales were earned at 125% of target. These earned performance-based awards will vest in February 2024.

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COMPENSATION DISCUSSION AND ANALYSIS

The company’s executive compensation framework includes the following, each of which the NCG Committee believes reinforces its philosophy and objectives.

What We Do:
  ✔    Pay-for-performance. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2021, variable compensation comprised approximately 72% of the targeted annual compensation for the chief executive officer and, on average, 58% of the targeted annual compensation for the other named executive officers.

  ✔  Provide competitive target pay opportunities. We annually evaluate our target and actual compensation levels and relative proportions of the types of compensation against our peer group. We use informed judgment in order to offer the compensation appropriate to motivate and attract highly talented individuals to enable our long-term growth.

  ✔ Align performance measures to a mix of key strategic and operating objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the company.

  ✔ Link compensation to future stock performance. In 2021, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation. For 2021, long‑term equity compensation comprised approximately 44% of the targeted annual compensation for the chief executive officer and 30% to 33% of the targeted annual compensation for the other named executive officers.

✔ Retain an outside compensation consultant. The NCG Committee retains an independent compensation consultant to review the company’s executive compensation program and practices.
✔ Establish maximum payout caps for annual cash incentive compensation and Performance Restricted Stock Units (PRSUs).
  ✔ Maintain a “Clawback” Policy. The company may recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric impacted by fraud or misconduct of the executive officer.

  ✔ Require meaningful stock ownership. Per our stock ownership guidelines, our chief executive officer is required to have qualified holdings equal to the lesser of a multiple of six times his base salary or 135,000 shares. Our CEO’s qualified holdings were approximately 262,000 shares at March 11, 2022. The other named executive officers are also subject to ownership guidelines. Their holdings ranged from approximately 40,000 to 71,000 shares at March 11, 2022. New officers have five years to meet required ownership guidelines.

✔ Mitigate undue risk-taking in compensation programs. Our compensation programs for our executive officers contain features that are designed to mitigate undue risk-taking by our executives.
✔ Require a “double trigger” for change-in-control severance benefits to be payable.

What We Don’t Do:
  × No repricing or buyout of underwater stock options. Our equity plan does not permit the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the company.

× Prohibition against margin loans, pledging, and hedging or similar transactions of company securities by senior executives and directors.
× No dividends or dividend equivalents are accrued or paid on unvested and/or unexercised awards.
× No change-in-control tax gross ups. We do not provide change-in-control tax gross ups.
× No significant perquisites. We do not provide our employees, including our NEOs, with significant perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Components

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer’s annual total target compensation is determined by company performance as compared to goals established for our annual cash incentive plan and the ultimate value of long-term incentive plans. We believe this approach reflects our executive compensation philosophy and objectives.

The graphs below illustrate how total compensation for our named executive officers at January 2021 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components. The company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the company’s financial performance and the interest of stockholders. These percentages are based on annualized total target compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement. Each NEO has a higher percentage of their target incentive compensation delivered through long-term equity compensation to ensure a focus on long-term results delivered for stockholders.

Base Salary. The base salary provides a fixed amount of competitive compensation to attract and retain executive talent by compensating executive officers for their level of responsibly, relative expertise and experience. The Committee reviews the information regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group.  The Committee also considers the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries within +/-10% of the median of the peer group data.

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COMPENSATION DISCUSSION AND ANALYSIS

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis. The Committee considers the chief executive officer’s evaluation of an executive’s performance along with the scope of responsibilities and individual seasonings and experience.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.

Management Incentive Plans Cash Award. Our compensation philosophy connects our executives’ potential annual cash earnings to performance. Our Long-Term Incentive Plan for 2021 provides for the payment of cash under two plans (the “MIPs”). The Committee approved the MIP designs and targets in January 2021 as part of the annual compensation setting process. The target cash incentive amount for the combined MIPs as a percent of base salary ranged from 60% to 67% for our named executive officers, except for Mr. Smith for whom it was 100%. As in prior years, MIP-I is based upon pre-tax earnings goals and is 80% of the total cash incentive target and MIP-II is based on individual goals and represents 20% of the total cash incentive target.

The earnings-based MIP-I structure was designed so executives could earn above-target payouts when performance significantly exceeded financial goals and below target payouts when goals are not achieved. Consistent with our historical approach, MIP-I includes quarterly targets to reflect the pace of our business as well as an annual objective, which is more heavily weighted (at 60% of the plan) than the individual quarters. The MIP-I targets were set in January 2021. The MIP-I provided for a 3% change in the incentive earned of the target for every 1% increase or decrease in pre-tax earnings versus the goal at 40% of target when pre‑tax earnings is 80% of the goal, and a maximum payout of 175% of target for pre-tax earnings at or above 125% of the goal.

MIP-I Goal and Earned
(in millions)	Q1	Q2	Q3	Q4	Annual	Total
MIP-I Weighting	10%	11%	10%	9%	60%	100%
MIP-I Pre-Tax Earnings Goal	$14.8	$17.4	$16.1	$13.6	$61.9
2021 Pre-Tax Earnings	$25.4	$29.2	$31.9	$32.1	$118.5
% of Goal Achieved	172%	168%	198%	236%	191%
Target % Achieved	175%	175%	175%	175%	175%
% of MIP-I Earned	18%	19%	18%	15%	105%	175%

The Committee reviewed the payout results of 175% of target based on the company’s 2021 pre-tax earnings performance. The overall payout resulted from maximum payouts for our outstanding financial results in each quarter as well as the annual component of MIP-I.

The MIP-II design supports individual goals with payout ranging from 0% to 100% of target. The Committee reviewed each NEO’s performance relative to their MIP-II goals, and determined that the individual goal payouts under the MIP-II for each NEO was at 100%.

The combination of the approved MIP-I and MIP-II payouts resulted in a total MIP payout of 160% of target for the NEOs.

See the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our 2021 performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Compensation. Our executives receive long-term equity incentive compensation intended to link their compensation to the company’s long-term financial success.  All equity awards for our executives are approved by the Committee and the 2021 annual equity award grants were set at its meeting in January 2021. The 2021 grants were comprised of a mix of PRSUs based on EBITDA, PRSUs based on sales, and time-based restricted stock units. For the NEOs at January 2021 the target equity compensation was approximately 30% of total target compensation.

The graphs below highlight the mix of the types of equity awards granted in 2021.

The EBITDA-based PRSU grants use adjusted EBITDA as the performance measure to determine the number of shares that will vest, measured over a performance period commencing January 1, 2021 and ending December 31, 2021. The 2021 EBITDA target was $78.0 million, exclusive of adjustments to eliminate the unusual or non-recurring items, with a range from a threshold of $62.4 million that would earn 40% of the target shares to a maximum of $97.5 million that would earn 175% of the target shares.

EBITDA for 2021 was calculated at $134.6 million, resulting in 175% of the target number of shares being earned.* The shares will cliff vest in February 2024.

The Sales-based PRSU grants use net sales to determine the number of shares that will vest, measured over a performance period commencing January 1, 2021 and ending December 31, 2021. Net sales is the amount included in our Form 10-K for the year ended December 31, 2021. The sales target for 2021 was a 15% increase in net sales, with a range from a threshold of an 8% increase that would earn 40% of the target shares to a maximum of a 26% increase that would earn 125% of the target shares. Net sales increased 35.4% in 2021, resulting in 125% of the target number of shares being earned. These shares will cliff vest in February 2024.

The time-based restricted stock units vest in three equal annual installments beginning in May 2022.

Dividend and voting rights are not applicable to stock awards until vested.  Additional details regarding grants are provided in the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards Value at Year-End Table.”

*EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A.
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COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions

The Committee has overall responsibility for approving and evaluating the company’s executive officer’s compensation plans, policies and programs. The Committee is also responsible for providing a NCG Committee report reviewing the company’s CD&A. The Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Committee exercises judgment and discretion in making them.

Compensation Consultants. The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as an independent consultant to provide advice on executive compensation matters. Meridian serves as a resource for market data on pay practices and trends and provides independent advice to the Committee for setting executive compensation. Meridian reports directly and exclusively to the Committee Chair. However, at the Committee’s direction, Meridian works with management to review or prepare materials for the Committee’s consideration. Meridian provided no additional services to Havertys outside of the scope of the agreement with the Committee.

During 2021, the Committee reviewed Meridian’s independence and determined that there were no conflicts of interest as a result of the Committee’s engagement of Meridian. The Committee did not engage any consultant other than Meridian during 2021 to provide compensation consulting services.

Compensation Analysis. In determining appropriate compensation opportunities for our named executive officers, the Committee received input from Meridian. The Committee reviewed and analyzed competitive market data to be used as background for 2021 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed below. Data sources included public company proxy statements, broad-based published compensation surveys and other sources. The Committee compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “peer group”). The peer group included companies from the retail furniture industry, retailers of big ticket postponable items, and specialty retailers. The peer group is re-evaluated annually to take into account changes in their operations and our own. The peer group companies used in setting 2021 compensation were the same used in the prior year and are shown below.

PEER GROUP
American Woodmark Corporation	Ethan Allen Interiors Inc.	La-Z-Boy Incorporated
At Home Group Inc.	Flexsteel Industries, Inc.	Oxford Industries, Inc.
Bassett Furniture Industries Inc.	Hibbett Sports, Inc.	Sleep Number Corporation
Big 5 Sporting Goods Corporation	Hooker Furnishings Corporation	Vera Bradley, Inc.
Conn’s, Inc.	Kimball International, Inc.
Culp, Inc.	Knoll, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of CEO. The compensation of every Havertys employee, including each named executive officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During early 2021, Mr. Smith provided recommendations to the NCG Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each executive officer (other than himself). These recommendations were based on the data reviewed by the Committee and Mr. Smith’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of Havertys' financial goals and strategic objectives during the prior year. While the NCG Committee took Mr. Smith’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Stock Ownership Guidelines

In order to preserve the link between the interests of our executive officers and those of our stockholders, executive officers are expected to establish and maintain a significant level of direct stock ownership. Each executive officer is expected to have minimum qualified holdings based on the lesser of the fair market value of a multiple of his or her base salary or the number of shares as indicated below. We count unvested time-based and earned performance-based restricted stock units, reduced by 25% representing shares withheld for taxes, towards satisfying the guidelines. All of our executive officers, including our NEOs currently meet the ownership guidelines except for one executive officer promoted to senior vice president in 2021. New officers have five years from the date they become subject to the guidelines to meet the required ownership level.

Position	Guidelines
Chief Executive Officer	6.0x salary or 135,000 shares
President	4.0x or 65,000 shares
Executive Vice President	3.0x salary or 40,000 shares
Senior Vice President	2.0x salary or 25,000 shares

Pension Benefits and Retirement Plans

Supplemental Retirement Plan. We have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”). The SERP was established in connection with a defined benefit plan for which the benefits were frozen in 2006 and its obligations settled in 2014. The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (the former pension plan, social security and the SERP) to $125,000. Effective December 31, 2015, no new benefits can be earned under the SERP.

Additional details regarding accumulated benefits under the SERP plan is provided in the “Pension Benefits and Retirement Plans Table.”
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COMPENSATION DISCUSSION AND ANALYSIS

Tax Deductibility of Compensation

Together with the NCG Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation program and related decisions. Under Section 162(m) of the Internal Revenue Code, we are generally not able to deduct compensation paid to our named executive officers in excess of $1.0 million. We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible in appropriate circumstances.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2021 Annual Meeting of Stockholders held on May 10, 2021, approximately 90% of our eligible common shares were present and 98.1% of the votes were cast in support of the compensation of the company’s NEOs, as discussed and disclosed in the 2021 Proxy Statement.

The Committee considered the strong stockholder support of the compensation paid to our NEOs evidenced by the results of this advisory vote, and together with its analysis, did not make any specific changes to our executive compensation program for 2022 in response. Future annual advisory votes on executive compensation will serve as an additional tool to guide the committee in evaluating the alignment of the company’s executive compensation program with the interests of the company and its stockholders.

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COMPENSATION COMMITTEE REPORT

The NCG Committee oversees Havertys’ compensation program on behalf of the board and operates under a written charter adopted by the board.

The NCG Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of Havertys. The NCG Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the NCG Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating, Compensation and Governance Committee
Mylle H. Mangum, Chair
Allison Dukes
Derek G. Schiller
Al Trujillo

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables and footnotes describe the compensation earned for the last three years by our named executive officers.
Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value (3)	All Other Compensation (4)	Total
Clarence H. Smith	2021	$690,000	$1,104,000	$1,092,213	$202,381	$73,238	$3,161,832
CEO(a)	2020	601,938	954,737	816,800	17,567	45,966	2,437,008
	2019	660,000	311,568	590,730	26,964	50,738	1,640,000

Steven G. Burdette	2021	462,833	494,000	510,738	—	45,110	1,512,681
President(a)	2020	365,165	341,247	278,733	56,387	29,634	1,071,166
	2019	380,000	118,711	270,921	63,542	31,385	864,559

Richard B. Hare	2021	420,000	436,800	343,875	—	27,537	1,228,212
EVP and CFO	2020	365,165	341,247	278,733	—	24,228	1,009,373
	2019	380,000	119,081	270,921	—	24,449	794,451

J. Edward Clary	2021	387,000	371,520	274,609	—	28,284	1,061,413
EVP and CIO	2020	351,088	328,122	229,725	84,039	21,955	1,014,929
	2019	365,000	121,680	234,255	90,142	33,737	844,814

John L. Gill	2021	387,000	371,520	274,609	—	25,067	1,058,196
EVP, Merchandising	2020	351,088	328,122	229,725	28,502	21,692	959,129
	2019	331,666	84,037	173,145	30,065	21,278	640,191

(a)
   Mr. Smith served as President and CEO and Mr. Burdette served as EVP, Operations during 2020. Mr. Burdette was promoted to President on March 1, 2021, and his 2021 base salary was increased from $402,000 to $475,000.

(b)
   Mr. Smith’s salary was reduced 40% and the salaries of the other NEOs were reduced 25% on April 1, 2020 as part of the company’s business continuity plan. The salaries were reinstated on July 1, 2020 based on the company’s performance upon reopening of stores in May 2020.

Summary Compensation Table Footnotes

(1)
Non-Equity Incentive Plan Compensation: Amounts for the cash earned under the annual incentive plans. For a description of the plans see “Compensation Discussion and Analysis.” The aggregate awards earned for 2021 were 160% of each NEO’s combined MIP target levels. The table below includes the amount of the total award to each named executive officer and the portion of the award attributable to each component.

	Corporate Performance ($)	Individual Performance ($)	Total Annual Incentive Award ($)
Smith	$966,000	$138,000	$1,104,000
Burdette	432,250	61,750	494,000
Hare	382,200	54,600	436,800
Clary	325,080	46,440	371,520
Gill	325,080	46,440	371,520

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EXECUTIVE COMPENSATION

(2)
Stock Awards: These amounts are the full value of the grants on the date the grants were made, as determined in accordance with ASC Topic 718. The full grant date value is calculated using the number of awards multiplied by the closing price of our stock on the date of grant. All the grants were made on January 21, 2020, except for 5,000 of time-based restricted units granted to Mr. Burdette on March 1, 2021. Awards containing a performance-based vesting condition are included based on achieving target performance. The amounts reported for these awards may not represent the amounts the individuals will actually realize, as the number of shares earned, if any, will depend on actual performance versus goals and the change in our stock price over time.
The table below sets forth the details of the components that make up the 2021 equity awards. The value of the performance shares shown as earned was calculated using the number of shares earned under the EBITDA grant multiplied by the share price on the date of grant. The EBITDA and Sales performance grants were earned at the maximum thresholds.

	Components of Annual Stock Awards				Additional Information
	Value of Time-based shares ($)	Value of Performance Shares - Target ($)		Total	Value of Performance Shares – at Maximum and Earned($)
		EBITDA	Sales		EBITDA	Sales

Smith	$218,443	$699,016	$174,754	1,092,213	$1,223.278	$218,443
Burdette	280,341	184,317	46,079	510,738	322,555	57,599
Hare	103,163	192,570	48,143	343,875	336,998	60,178
Clary	82,366	153,794	38,449	274,609	269,140	48,061
Gill	82,366	153,794	38,449	274,609	269,140	48,061

(3)
Change in Pension Value: Represents the aggregate change in the actuarial present value of accumulated benefits under the SERP for the applicable year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 10 Benefit Plans to our 2021 consolidated financial statements, which are included in our Form 10-K for the year ended December 31, 2021. Year-over-year changes in pension value for the SERP generally are driven due to changes in actuarial pension assumptions as benefit amounts under the SERP were frozen when the pension plan was terminated in 2014. The SERP monthly benefits are actuarially increased if commencement of such benefits begins after normal retirement age if elected by the participant prior to the SERP being frozen. For 2021, the change in pension value includes the impact of the late retirement factors under the SERP which increased the present values and higher discount rates which decreased present values. The methodology used to calculate the actuarial present value of the accumulated benefits under the SERP as of December 31, 2020 and December 31, 2019, did not include the impact of the late retirement factors. The amounts reported for 2021 were calculated using the late retirement factors, which resulted in part, in the increase in the benefit for 2021 as compared to 2020 and 2019 for affected participants. The change in pension value for Mr. Smith was substantially higher than 2020 and 2019 primarily due to the impact of the late retirement factors under the SERP due to commencement of his SERP benefits after normal retirement age. For the following NEOs, the higher discount rates resulted in a total decrease in their pension values as follows: Mr. Burdette - $12,241, Mr. Clary - $17,397, and Mr. Gill - $7,037. Mr. Hare joined the company in 2017 and has no benefits under the SERP.

(4)	All Other Compensation: These amounts for 2021 are comprised of items as noted in the following table:

	401(k) Plan Match(a)	Deferred Compensation Plan Contribution(b)	Other(c)	Total
Smith	$11,600	$40,642	$20,996	$73,238
Burdette	11,600	15,422	18,088	45,110
Hare	11,600	—	15,937	27,537
Clary	11,600	—	16,684	28,284
Gill	11,600	—	13,467	25,067

(a)  The maximum 401(k) match for calendar year 2021 was $11,600.
(b) Company contributions to the Deferred Compensation Plan are based on participants’ compensation and contributions.
(c) Includes: premium costs for covering a portion of medical insurance coverage, additional life insurance, long-term disability coverage and health examinations.

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EXECUTIVE COMPENSATION

Grants of Plan Based Awards Table

The following table and footnotes set forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the PRSUs and RSUs granted under our 2014 Long-Term Incentive Plan (the “2014 LTIP”) during the year ended December 31, 2021 to our NEOs.
Name	Award Type(1)	Grant and NCG Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)(4)			All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(5)	Grant Date Fair Value of Stock Award $(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Smith	ACMIP-I	1/21/2021	19,872	552,000	966,000	—	—	—	—	—	—
	ACMIP-II	1/21/2021	—	138,000	138,000	—	—	—	—	—	—
	PRSU	1/21/2021	—	—	—	8,538	21,344	37,352	—	$32.75	$699,016
	PRSU.1	1/21/2021	—	—	—	2,134	5,336	6,670	—	32.75	174,754
	RSU	1/21/2021	—	—	—	—	—	—	6,670	32.75	218,443
Burdette	ACMIP-I	1/21/2021	8,892	247,000	432,250	—	—	—	—	—	—
	ACMIP-II	1/21/2021	—	61,750	61,750	—	—	—	—	—	—
	PRSU	1/21/2021	—	—	—	2,251	5,628	9,849	—	32.75	184,317
	PRSU.1	1/21/2021	—	—	—	563	1,407	1,759	—	32.75	46,079
	RSU	1/21/2021	—	—	—	—	—	—	3,015	32.75	98,742
	RSU	3/01/2021	—	—	—	—	—	—	5,000	36.32	181,600
Hare	ACMIP-I	1/21/2021	7,862	218,400	382,200	—	—	—	—	—	—
	ACMIP-II	1/21/2021	—	54,600	54,600	—	—	—	—	—	—
	PRSU	1/21/2021	—	—	—	2,352	5,880	10,290	—	32.75	192,570
	PRSU.1	1/21/2021	—	—	—	588	1,470	1,838	—	32.75	48,143
	RSU	1/21/2021	—	—	—	—	—	—	3,150	32.75	103,162
Clary	ACMIP-I	1/21/2021	6,687	185,760	325,080	—	—	—	—	—	—
	ACMIP-II	1/21/2021	—	46,440	46,440	—	—	—	—	—	—
	PRSU	1/21/2021	—	—	—	1,878	4,696	8,218	—	32.75	153,794
	PRSU.1	1/21/2021	—	—	—	470	1,174	1,468	—	32.75	38,449
	RSU	1/21/2021	—	—	—	—	—	—	2,515	32.75	82,366
Gill	ACMIP-I	1/21/2021	6,687	185,760	325,080	—	—	—	—	—	—
	ACMIP-II	1/21/2021	—	46,440	46,440	—	—	—	—	—	—
	PRSU	1/21/2021	—	—	—	1,878	4,696	8,218	—	32.75	153,794
	PRSU.1	1/21/2021	—	—	—	470	1,174	1,468	—	32.75	38,449
	RSU	1/21/2021	—	—	—	—	—	—	2,515	32.75	82,366

(1)	Award Type:
ACMIP-I = Annual Cash Management Incentive Plan Compensation based on company performance
ACMIP-II = Annual Cash Management Incentive Plan Compensation based on individual performance
PRSU = Performance Restricted Stock Units contingent - EBITDA
PRSU.1 = Performance Restricted Stock Units contingent - Sales
RSU = Restricted Stock Unit

(2)
The 2021 Non-Equity Incentive Plans as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above.

(3)	The PRSU grant is based on 2021 adjusted EBITDA as discussed above. The number of shares actually achieved were 175% of the target and are shown as outstanding awards on page 28.
(4)	The PRSU.1 grant is based on a sales target for 2021. The number of shares actually achieved were 125% of the target and are shown as outstanding awards on page 28.
(5)	The base price for the PRSUs and RSUs is the closing price of our stock on the date of grant.
(6)	The fair value for the PRSUs and RSUs was determined using the target number of shares granted multiplied by the closing stock price on the grant date, in accordance with ASC Topic 718.

2022 Proxy Statement | 27

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unvested awards previously granted to the NEOs at December 31, 2021. The market value of shares of stock that have not vested is based on the closing market price of $30.57 at December 31, 2021.

		Stock Awards
Name	Date Awarded	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested($)
Smith	1/30/18(1)	645	19,718
	1/30/19(3)	8,477	259,142
	1/30/19(1)	1,450	44,327
	1/23/20(4)	44,800	1,369,536
	1/23/20(5)	7,680	234,778
	1/23/20(2)	5,280	161,410
	1/21/21(2)	6,670	203,902
	1/21/21(6)	37,352	1,141,851
	1/21/21(7)	6,670	203,902
Burdette	1/30/18(1)	847	25,893
	1/31/19(3)	3,024	92,444
	1/31/19(1)	1,995	60,987
	1/23/20(4)	13,377	408,935
	1/23/20(5)	2,293	70,097
	1/23/20(2)	2,703	82,631
	1/21/21(2)	3,015	92,169
	1/21/21(6)	9,849	301,084
	1/21/21(7)	1,759	53,773
	5/01/21(2)	5,000	152,850
Hare	1/30/18(1)	847	25,893
	1/31/19(3)	3,024	92,444
	1/31/19(1)	1,995	60,987
	1/23/20(4)	13,377	408,935
	1/23/20(5)	2,293	70,097
	1/23/20(2)	2,703	82,631
	1/23/21(2)	3,150	96,296
	1/21/21(6)	10,290	314,565
	1/21/21(7)	1,838	56,188
Clary	1/30/18(1)	765	23,386
	1/31/19(3)	2,615	79,941
	1/31/19(1)	1,725	52,733
	1/23/20(4)	11,025	337,034
	1/23/20(5)	1,890	57,777
	1/23/20(2)	2,227	68,079
	1/21/21(2)	2,515	76,884
	1/21/21(6)	8,218	251,224
	1/21/21(7)	1,468	44,877
Gill	1/30/18(1)	500	15,285
	1/31/19(3)	1,656	50,624
	1/31/19(1)	1,700	51,969
	1/23/20(4)	11,025	337,034
	1/23/20(5)	1,890	57,777
	1/23/20(2)	2,227	68,079
	1/21/21(2)	2,515	76,884
	1/21/21(6)	8,218	251,224
	1/21/21(7)	1,468	44,877
2022 Proxy Statement | 28

EXECUTIVE COMPENSATION

Award Information		Vesting Rate	Vesting Dates	Conditions
(1)	Restricted Stock Units	25% per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(2)	Restricted Stock Units	one-third per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(3)	Performance Restricted Stock Units	100%	February 28, 2022	Based on 2019 EBITDA, shares achieved at 46.4% of target.
(4)	Performance Restricted Stock Units	100%	February 28, 2023	Based on 2020 EBITDA, shares achieved at 175% of target.
(5)	Performance Restricted Stock Units	100%	February 28, 2023	Based on 2020 comparable store sales, shares achieved at 120% of target.
(6)	Performance Restricted Stock Units	100%	February 28, 2024	Based on 2021 EBITDA, shares achieved at 175% of target.
(7)	Performance Restricted Stock Units	100%	February 28, 2024	Based on 2021 consolidated sales, shares achieved at 125% of target.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the vesting of restricted stock awards of the NEOs for the year ended December 31, 2021.

	Option and SSARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Clarence Smith	—	—	18,442	$709,829
Steve Burdette	—	—	9,438	388,955
Richard Hare	—	—	9,225	379,023
Ed Clary	—	—	8,438	347,304
John Gill	—	—	4,852	206,856

(1)  The number of shares acquired on exercise or vesting is the gross number, including shares surrendered to us for the payment of the exercise and/or withholding taxes. The following table outlines the net number of shares received by the NEOs.

(2)  The value realized reflects the taxable value to the named executive officer as of the date of the vesting of restricted stock units. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the vesting occurrence.

Name	Net Shares Received (#)
Smith	10,077
Burdette	5,344
Hare	5,038
Clary	1,838
Gill	2,758

2022 Proxy Statement | 29

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation Plans

Top Hat Mutual Fund Option Plan. The Top Hat Mutual Fund Option Plan (the “Top Hat Plan”) was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment. The following table includes certain information for those NEOs in the Top Hat Plan.

Name	Aggregate Earnings (Loss) in 2021 ($)	Aggregate Withdrawals/Distributions in 2021 ($)	Aggregate Balance at Last FYE ($)
Clarence Smith	$289,646	$607,596	$403,370
Ed Clary	143,192	—	626,277

Deferred Compensation Plan. In January 2011, Havertys instituted a Deferred Compensation Plan for certain employees, including the NEOs. Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys’ 401(k) Plan. Havertys may also make a percentage contribution of excess compensation to each participant. “Excess compensation” refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits. The percentage company contribution was 3% for 2021. In general, deferred amounts are distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan. The following table includes information for those NEOs participating in the Deferred Compensation Plan. Mr. Gill does not participate in the Deferred Compensation Plan.

Name	Executive Contributions in 2021 ($)(1)	Company Contributions for 2021 ($)(2)	Aggregate Earnings (Loss) in 2021 ($)(3)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at Last FYE ($)(4)
Clarence Smith	$353,050	$40,642	$544,389	—	$4,470,071
Steve Burdette	169,429	15,422	49,534	$62,443	359,174
Richard Hare	—	—	28,552	—	255,530
Ed Clary	313	—	152,853	—	672,529

(1) Amounts included in this column have been included for the applicable year in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.
(2) Amounts included in this column have been reported for the applicable year in the “All Other Compensation” column of the Summary Compensation Table.
(3)  Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)  All amounts included in this column have been reported in the current or prior years as either salary, non-equity incentive compensation or all other compensation in the summary compensation tables or as earnings or withdrawals in the deferred compensation tables.

2022 Proxy Statement | 30

EXECUTIVE COMPENSATION

Pension Benefits and Retirement Plans
Retirement benefits are provided through Havertys 401(k) Plan and the SERP, which are described in the CD&A. The change in pension value can be impacted by changes in assumptions used to estimate present values. Please refer to Note 10 to our financial statements in our annual report for the year ended December 31, 2021 for information on the assumptions related to our retirement plan.

The following table provides certain information on the retirement benefits available under the SERP Plan for each eligible NEO at December 31, 2021 (Mr. Hare joined Havertys in 2017 and therefore has no benefits under the SERP).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during last fiscal year ($)
Clarence Smith	SERP	40	$701,291	—
Steve Burdette	SERP	32	356,565	—
Ed Clary	SERP	25	550,690	—
John Gill	SERP	15	160,765	—

The SERP plan permits participants with 15 or more years of service to retire as early as age 55 with a reduction in the amount of their monthly benefits ranging from 50% at age 55 to 93.3% at age 64. As of December 31, 2021, Clarence Smith was eligible for retirement with no reduction in benefits. Messrs. Burdette, Clary and Gill are eligible for reduced benefits ranging from approximately 60.0% to 73.3%.

2021 Potential Payments upon Termination or Change in Control

The table on page 33 summarizes the estimated payments to be made under our agreements or plans which provide for payments to an NEO following or in connection with any termination of employment, including by resignation, retirement, death, disability, constructive termination, or termination following a change in control. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of the plans as they now exist. As required by the SEC, we have assumed that employment terminated on December 31, 2021 and that the price per share of our common stock is the closing market price as of that date, which was $30.57. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers, and which is available generally to all salaried employees. Also, this table does not include amounts reported in the deferred compensation tables or the pension benefits table, except for those receiving retirement benefits.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our change in control agreement.
2022 Proxy Statement | 31

EXECUTIVE COMPENSATION

Change in control agreements. Our executive officers and other team members have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The board has therefore approved change in control agreements for our NEOs (the “Agreements”). The term of each Agreement automatically renews each January 1 unless notice is otherwise provided by Havertys.
The Agreements provide benefits under a qualifying termination of employment within 24 months following a change in control. The benefits the individuals would be entitled to receive include:
•
Severance payments – calculated as equal to two times the sum of: (1) the higher of the individual’s annual base salary or the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based and (2) the higher of the amount paid as annual non-equity incentive compensation or the average amount paid in the three years preceding that in which the date of termination occurs.

•
Final year bonus – a pro-rata amount for the annual incentive plan performance period in which the date of termination occurs, the calculation and payment of which depend on when the date of termination occurs.

•	Reimbursement for medical and life insurance premiums – payments for a period of 24 months after the date of termination.
•
Acceleration of vesting on then-outstanding stock options and restricted stock awards; then‑outstanding performance shares would be governed by the plan under which they were awarded. See “Accelerated Vesting of Long-Term Incentives” below for additional details on the outstanding awards.

We do not have employment agreements with any of our executive officers and there are no other written agreements related to termination other than the change in control agreements.
Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock units. Terms of accelerated vesting for long-term incentives upon various termination scenarios are described below. Long‑term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement. All awards outstanding as of December 31, 2021 have been granted under our 2014 LTIP.
Time Vested Restricted Stock Units (RSUs). Time based RSUs generally vest annually pro rata over three or four years, provided the executive has remained an active team member from the grant date through the vesting date. Unvested RSU grants vest in full upon an NEO’s termination of employment by reason of death or disability. Upon termination of employment except for death or disability the RSUs are forfeited. We calculated the value of RSUs using our closing stock price on December 31, 2021 of $30.57.
Performance RSUs based on EBITDA and Sales (PRSUs). Upon termination of employment by reason of death or disability, unvested PRSUs will vest based on actual performance through the date of death or disability. At December 31, 2021, the number of units earned for all PRSUs were known and we calculated their value using our closing stock price on December 31, 2021 of $30.57.
In the event of a change in control the restriction on the RSUs lapse and the PRSUs convert to time-based restricted stock awards. If the change in control occurs prior to the end of the performance period, 100% of the target award converts, and if after the performance period the shares earned will convert. The vesting of the RSUs and the converted time-based restricted stock awards is accelerated at the change in control. The NCG Committee has the right to cancel the RSUs and converted time-based awards in exchange for consideration equal to the value of the shares immediately prior to the change in control.
2022 Proxy Statement | 32

EXECUTIVE COMPENSATION

Future awards of long-term incentives will be granted under the 2021 Long-Term Incentive Plan (the “2021 LTIP”), which was approved by our stockholders at the 2021 annual meeting of stockholders. The 2021 LTIP has double-trigger change-in-control vesting; if awards granted under the 2021 LTIP are assumed by the successor entity in connection with a change of control of the company, such awards will not automatically vest and pay out upon the change of control.

Retirement Plans. Benefits under the Supplemental Executive Retirement Plan (SERP) were frozen in December 2015. Mr. Hare joined Havertys in 2017 and therefore has no benefits under the SERP. The benefits under the SERP are not enhanced upon any termination.

2021 Potential Payments Upon Termination or Change in Control

Name	Voluntary		Involuntary Not for Cause	For Cause	Change in Control No Termination	Involuntary for Good Reason/Not for Cause (CIC)	Death		Disability
Clarence Smith
Severance	—		—	—	—	$3,588,000	—		—
Healthcare and Other	—		—	—	—	37,071	—		—
Long-Term Incentive	—	(2)	—	—	$3,638,564	3,638,564	$3,638,564	(3)	$3,638,564	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Steve Burdette
Severance	—		—	—	—	1,938,000	—		—
Healthcare and Other	—		—	—	—	37,071	—		—
Long-Term Incentive	—		—	—	1,340,861	1,340,861	1,340,861	(3)	1,340,861	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Richard Hare
Severance	—		—	—	—	1,713,600	—		—
Healthcare and Other	—		—	—	—	56,532	—		—
Long-Term Incentive	—		—	—	1,208,035	1,208,035	1,208,035	(3)	1,208,035	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
Ed Clary
Severance	—		—	—	—	1,517,040	—		—
Healthcare and Other	—		—	—	—	37,071	—		—
Long-Term Incentive	—		—	—	991,935	991,935	991,935	(3)	991,935	(3)
Retirement Plans(1)	—		—	—	—	—	—		—
John Gill
Severance	—		—	—	—	1,517,040	—		—
Healthcare and Other	—		—	—	—	56,823	—		—
Long-Term Incentive	—		—	—	953,753	953,753	953,753	(3)	953,753	(3)
Retirement Plans(1)	—		—	—	—	—	—		—

(1)  We disclose the amounts related to the SERP plan and the plans in which each NEO participates in the Pension Benefits, the Top Hat Mutual Fund Option Plan and the Deferred Compensation Plan tables.
(2)  Mr. Smith was at full retirement age at December 31, 2021. If he had retired on such date, his outstanding awards would not have automatically vested. Therefore, we report zero value in the table above. However, some of his awards would continue to vest following his retirement through the end of the respective vesting periods. The values of such awards at December 31, 2021 were $3,209,208.
(3) Time-based RSUs vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, PRSUs  generally vest upon an NEO’s termination of employment by reason of death or disability based on actual performance through the date of death or disability, which for purposes of this table is assumed to be December 31, 2021.

All amounts shown in the above table would be paid in lump-sum payments by us in accordance with the applicable grant agreements.
2022 Proxy Statement | 33

EXECUTIVE COMPENSATION

CEO Pay Ratio

The SEC requires the disclosure of the CEO to median employee pay ratio. We identified the median team member by examining the 2020 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2020. We included all individuals, whether employed on a full-time, part-time, or seasonal basis. We annualized the cash compensation for all permanent team members who were not employed for the entire period, such as new hires or team members furloughed during our closure due to COVID-19. We did not make full-time adjustments for part-time team members, or annualized adjustments for temporary or seasonal workers. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute annual equity awards to team members.

After identifying the median team member based on total cash compensation, we calculated annual total compensation for such team member using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table in this proxy statement. In 2021, our CEO, Mr. Smith, had a total annual compensation of $3,161,832. Our median employee’s annual total compensation for 2021 was $56,028. As a result, we estimate that Mr. Smith’s 2021 annual total compensation was approximately 56 times that of our median team member, or 56:1.

Given the different methodologies that various public companies are allowed to use to determine their pay ratio, the ratio we report may not be comparable to those reported by other companies.

2022 Proxy Statement | 34

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on?	✔ Advisory vote to approve named executive officers’ compensation (“say-on-pay-vote”).
Voting recommendation:	✔ Our board of directors recommends a vote “For” approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

This proposal would approve the compensation of Executive Officers as discussed in our Compensation Discussion and Analysis starting on page 14. We have designed our executive compensation to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance.

We are asking our stockholders to vote on the following advisory resolution for our NEO compensation as described in the Proxy Statement.

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This proposal, commonly known as a "say-on-pay" proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation policies for our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the framework, policies, and procedures described in the Proxy Statement.

Because this is an advisory vote, it will not be binding upon the company. However, the NCG Committee will take into account the outcome of the vote in connection with its regular evaluations of our executive compensation program and in establishing our NEOs’ compensation. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act. We held a similar vote in 2011, 2014, 2017, 2020 and 2021 and expect to hold a similar vote at the 2023 Annual Meeting.

2022 Proxy Statement | 35

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2021 regarding our equity compensation plans is summarized as follows.

Plan Category	Number of Securities To be issued upon exercise of outstanding equity awards (a)		Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (SSARs) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Long-Term Incentive Plans(1)	606,898	(2)		1,499,700	(3)
Director Compensation Plan	123,679	(4)	—	97,128	(5)
Equity compensation plans not approved by stockholders	—		—	—
Total	730,577		—	1,596,828
(1)	Shares issuable pursuant to outstanding equity awards under our 2014 LTIP and 2021 LTIP.
(2)
      This number is comprised entirely of full value restricted stock units including shares issued pursuant to outstanding performance-based restricted stock units. Upon vesting shares of common stock are issued for each restricted unit on a 1‑for‑1 basis.

(3)
      Any shares from the 2014 LTIP which are forfeited, expired, or cancelled are not made available for use under the 2021 LTIP. Any shares from the 2021 LTIP which are forfeited, expired, or cancelled are made available for use under the 2021 LTIP.

(4)	Shares deferred under the Directors’ Deferred Compensation Plan. Shares are issued from those held in the company’s treasury.
(5)	Shares remaining under the Directors Compensation Plan. Shares are issued from those held in the company’s treasury.

2022 Proxy Statement | 36

AUDIT COMMITTEE REPORT

The Audit Committee oversees Havertys’ financial reporting process on behalf of the board. Havertys’ management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Havertys’ independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.

The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out its oversight responsibilities, it shall not be charged with, and is not providing, any expert or special assurance as to Havertys’ financial statements, or any professional certification as to the independent accountants’ work. In addition, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of an independent registered public accounting firm included in its report on Havertys’ financial statements.

The Audit Committee is comprised entirely of three independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter that enumerates its purpose and responsibilities, a copy of which is available on Havertys’ website at https://www.havertys.com/furniture/board-committees#.

The Audit Committee met four times during 2021 and schedules its meetings to ensure enough time is available to devote attention to its tasks. In carrying out its responsibilities, the Audit Committee among other things:
    • meets with management and the independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”) to review and discuss Havertys’ accounting policies and significant estimates;
• discusses with Havertys’ internal auditors and Grant Thornton the overall scope and plans for their respective audits;
    • meets with both the internal auditors and Grant Thornton, with and without management present, to discuss the results of their examinations;
• reviews and discusses quarterly and annual financial reports prior to filing with the SEC and quarterly earnings press releases;
    • supervises the relationship between Havertys and Grant Thornton, including having direct responsibility for Grant Thornton’s appointment, compensation, retention, and oversight; reviewing the scope of their audit services; approving audit and non-audit services; and confirming Grant Thornton’s independence;
• reviews with senior management significant risks and the processes by which risk is identified, assessed, and mitigated; and
• selects for the stockholders’ ratification, the independent registered public accounting firm for 2022.

2022 Proxy Statement | 37

AUDIT COMMITTEE REPORT (continued)

The Audit Committee further discussed with representatives of Grant Thornton the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board's standards and the SEC. The Committee also received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Committee concerning independence and discussed with representatives of Grant Thornton the independence of that firm.

The Audit Committee also reviewed and discussed together with management and Grant Thornton, Havertys’ audited financial statements for the year ended December 31, 2021, and the results of management's assessments of the effectiveness of the company’s internal control over financial reporting and Grant Thornton’s audit of internal control over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the board that the audited financial statements be included in Havertys’ Annual Report on Form 10‑K for the year ended December 31, 2021.

The Audit Committee
Al Trujillo, Chair
G. Thomas Hough
Vicki R. Palmer

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this report be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2022 Proxy Statement | 38

AUDIT MATTERS

APPROVAL POLICIES AND PROCEDURES

 Grant Thornton LLP acts as Havertys’ independent auditor. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent auditor.

The policy provides for pre-approval by the Audit Committee of specifically-defined audit and non‑audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to its chairman the authority to approve permitted services. The chairman reports any decisions at the next scheduled Audit Committee meeting. Additionally, engagements exceeding $200,000 must receive advance approval by the Audit Committee. All of the fees detailed below were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTANT FEES
(dollars in thousands)

Item	2021	2020
Audit Fees (a)	$659.0	$655.1
Audit–Related Fees (b)	0.0	0.0
Tax Fees (c)	21.2	0.0
All Other Fees (d)	117.7	0.0

NOTE (a) Audit Fees. Included in this category are fees for the annual audits of the financial statements and internal controls, quarterly financial statement reviews, and consents.
NOTE (b) Audit-Related Fees. No fees were incurred in 2021 and 2020 for audit-related fees.
NOTE (c) Tax Fees. These fees include charges for tax research projects.
NOTE (d) All Other Fees. These fees represent those from permitted advisory service projects completed in 2021.

As noted in the information about our meeting, we have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meeting.  Accordingly, this is a very brief meeting conducted by our corporate secretary. Our directors, other members of senior management, and representatives of Grant Thornton will not be present at the annual meeting. As such, representatives from Grant Thornton will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions.

2022 Proxy Statement | 39

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

What am I voting on?	✔ Ratification of the appointment of our independent registered public accounting firm for 2022.
Voting recommendation:	✔ Our board of directors recommends a vote “For” the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022.

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and we are asking our stockholders to ratify this appointment. Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Grant Thornton to our stockholders for ratification because we value our stockholders’ views and as a matter of good corporate practice.

In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to evaluate the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.
2022 Proxy Statement | 40

OWNERSHIP OF SECURITIES

Ownership by Our Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be beneficial owners of more than 5% of the issued and outstanding shares of our common stock or Class A common stock as of March 11, 2022. An asterisk indicates less than 1% of outstanding shares of that respective class.
	Common Stock			Class A Common Stock
Name and address of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street, New York, NY	2,731,609	(3)	17.2%	—		—
The Burton Partnership, LP 614 W. Bay Street, Tampa, FL	1,228,255	(4)	7.7%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX	1,171,580	(5)	7.4%	—		—
Renaissance Technologies LLC 800 Third Avenue, New York, NY	1,154,706	(6)	7.3%	—		—
The Vanguard Group 100 Vanguard Blvd., Malvern, PA	1,124,820	(7)	7.1%	—		—
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA	—		*	603,497	(8)	46.9%
Rawson Haverty, Jr. 780 Johnson Ferry Road, NE, Atlanta, GA	29,710	(10)	*	186,959	(9)(10)	14.5%
Clarence H. Smith 780 Johnson Ferry Road, NE, Atlanta, GA	69,989	(11)(12)	*	113,986	(13)	8.9%

(1)	Based on 15,854,476 shares of our common stock outstanding on March 11, 2022.
(2)	Based on 1,287,142 shares of our Class A common stock outstanding on March 11, 2022.
(3)	According to a Schedule 13G filed on January 27, 2022, BlackRock, Inc. holds sole voting power over 2,692,926 shares and sole dispositive power over 2,731,609 shares of common stock.
(4)
According to a Schedule 13G filed on June 1, 2016, The Burton Partnership, LP, The Burton Partnership (QP), LP and
Donald W. Burton, General Partner, hold sole voting and dispositive power over 1,228,255 shares of common stock.

(5)
According to a Schedule 13G/A filed on February 8, 2022, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting power over 1,147,677 shares and sole dispositive power over 1,71,500 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”). The shares reported above are owned by the Funds. Dimensional possesses investment and/or voting power over the shares held by the Funds. Dimensional disclaims beneficial ownership of these securities.

(6)
According to a Schedule 13G/A filed on February 11, 2022, Renaissance Technologies LLC holds sole voting power over 1,061,364 shares of common stock, and sole dispositive power over 1,154,706 shares of common stock.

(7)
According to a Schedule 13G/A filed on February 10, 2022, The Vanguard Group holds shared voting power over 27,655 shares and sole dispositive power over 1, 087,552 shares and shared dispositive power over 37,268 shares of common stock.

(8)
According to a Schedule 13D/A filed on January 3, 2018, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(9)
Mr. Haverty has direct ownership of 84,074 shares of Class A common stock and sole dispositive and voting power over 65,140 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager. The beneficial ownership disclosed also includes 8,728 shares of Class A common stock held in trust for the benefit of Mr. Haverty’s child, for which he is co‑trustee, as to which he disclaims beneficial ownership.

(10)
The Mary E. Haverty Foundation is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown include 15,000 shares of common stock and 29,017 shares of Class A common stock, respectively.

(11)
Mr. Smith has direct ownership of 27,449 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership. Mr. Smith also has 5,001 shares beneficially owned under Havertys’ directors’ Deferred Plan.

(12)
This amount includes 7,850 shares of common stock held by a Georgia limited partnership in which Mr. Smith is a partner. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(13)
Mr. Smith has direct ownership of 112,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

2022 Proxy Statement | 41

Ownership by Our Directors and Management

The following table sets forth the amount of Havertys’ common stock and Class A common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table, and all current directors and executive officers as a group as of March 11, 2022. Unless otherwise indicated, beneficial ownership is direct, and the person shown has sole voting and investment power. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
	Amount and Nature of Beneficial Ownership (1)		Percent of Class(2)	Shares Beneficially Owned		Percent of Class(3)

Steven G. Burdette	11,593		*	28,530		2.2%
J. Edward Clary	29,135		*	—		—
L. Allison Dukes	16,505		*	—		—
John L. Gill	12,765		*	7,500		*
Richard B. Hare	12,085		*	—		—
Rawson Haverty, Jr.	29,710	(4)	*	186,959	(4)5)	14.5%
G. Thomas Hough	21,289		*	—		—
Mylle H. Mangum	55,469		*	—		—
Vicki R. Palmer	51,488		*	—		—
Derek G. Schiller	3,430		*	—		—
Clarence H. Smith	69,989	(6)(7)	*	717,483	(8)(9)	55.7%
Al Trujillo	50,723		*	—		—
Directors and Executive Officers as a group (16 persons)	439,026		2.8%	940,472		73.1%

(1)
This column also includes shares of common stock beneficially owned under our directors’ Deferred Plan for the following individuals:  Ms. Dukes – 16,505; Mr. Hough – 9,143; Ms. Mangum – 53,541; Mr. Smith – 5,001; and Mr. Trujillo – 39,489.

(2)	Based on 15,854,476 shares of our common stock outstanding on March 11, 2022.
(3)	Based on 1,287,142 shares of our Class A common stock outstanding on March 11, 2022.
(4)
The Mary E. Haverty Foundation is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown include 15,000 shares of common stock and 29,017 shares of Class A common stock, respectively.

(5)
Mr. Haverty has direct ownership of 84,074 shares of Class A common stock. The beneficial ownership disclosed also includes 65,140 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager and 8,728  shares of Class A common stock held in trust for the benefit of Mr. Haverty’s child, for which he is co-trustee, as to which he disclaims beneficial ownership.

(6)
Mr. Smith has direct ownership of 27,449 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(7)
This amount includes 7,850 shares of common stock held by a Georgia limited partnership in which Mr. Smith is a partner. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(8)
Mr. Smith has direct ownership of 112,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(9)
The amount also includes shares held by a partnership. According to a Schedule 13D filed on January 3, 2018, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

2022 Proxy Statement | 42

INFORMATION ABOUT OUR ANNUAL MEETING

Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf in connection with the 2022 annual meeting of stockholders of Haverty Furniture Companies, Inc. The company will pay all solicitation costs. The meeting will be held on May 9, 2022 at the Marriott SpringHill Suites, 120 East Redwood Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time (ET).

While all our stockholders are entitled to attend the annual meeting, we have historically received proxies representing approximately 90% of eligible shares. Accordingly, this is a very brief meeting conducted by our corporate secretary and not attended by our directors or other members of senior management. Accordingly, we strongly encourage you to review the proxy materials and follow the instructions to cast your vote using the internet, telephone, or mail, in advance of the meeting.

Who may vote?
You may vote if you were a holder of record of Haverty Furniture Companies, Inc. as of the close of business on March 11, 2022.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We are providing access to our proxy materials via the internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials online and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email.  A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why should I vote?
Your vote is very important regardless of the amount of stock you hold. The board strongly encourages you to exercise your right to vote as a stockholder of the company.

If I vote using the internet, telephone or mail, may I still attend the annual meeting?
Yes. The board recommends that you vote using one of the methods previously outlined since it is not practical for most stockholders to attend and vote at the annual meeting. However, if your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.

Can I change my mind after I vote?
You may change your vote by revoking your proxy at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the internet prior to 11:59 p.m. ET on May 8, 2022, or (3) voting again at the meeting.

2022 Proxy Statement | 43

INFORMATION ABOUT OUR ANNUAL MEETING

How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and via the internet.

How will a quorum be determined?
A majority of the outstanding shares of the combined classes of common stock present or represented by proxy constitutes a quorum for the annual meeting. As of the record date, March 11, 2022, we had 15,854,476 shares of common stock and 1,287,142 shares of Class A common stock outstanding.

What am I voting on, what is the vote required for each proposal to pass and what is the effect of abstentions and broker non-votes on each proposal?

Proposals	Board Voting Recommendation	Votes Required For Approval	Abstentions	Broker non-votes
Election of Directors – Class A Common Stockholders Common Stockholders	FOR FOR	Plurality of votes cast in person or by proxy – the most affirmative votes	No effect	No effect
Advisory Vote on Executive Compensation	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect Discretionary voting by broker permitted
The owners of Class A common stock and common stock vote as separate classes in the election of directors. Holders of Class A common stock will elect six directors, and holders of common stock will elect two directors. The election of directors requires a plurality (i.e. the most) affirmative votes cast for approval. An “abstention” will have no effect on the vote’s outcome, because an abstention does not count as a vote under Maryland law, and under our bylaws, the candidates who receive the highest number of “for” votes are elected.
For all matters, excluding the election of directors, the owners of common stock are entitled to one vote for each share held, the owners of Class A common stock are entitled to ten votes per share held and the votes of both classes are then combined. These proposals require a combined majority of votes cast in person or by proxy for approval, and an “abstention” will not have the effect of a vote “against” the proposals because an abstention does not count as a vote cast under Maryland law. Abstentions are counted for purposes of quorum.
Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

Who tabulates the votes?
Broadridge Financial Solutions, Inc., an independent third party, will count the votes.
2022 Proxy Statement | 44

INFORMATION ABOUT OUR ANNUAL MEETING

Where can I find the voting results of the annual meeting?
We will announce voting results at the annual meeting, and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 13, 2022. You may access or obtain a copy of this and other reports free of charge on our website at havertys.com, or by contacting our corporate secretary.

What if I want to receive a paper copy of the annual report and proxy statement?
If you wish to receive a paper copy of the 2021 annual report and 2022 proxy statement, or future annual reports and proxy statements, please call 1-800-241-4599, send an email to investor.relations@havertys.com or write to: Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will deliver the requested documents to you promptly upon your request.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin householding, may contact the Corporate Secretary at 1-800-241-4599 or Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Stockholder Proposals for 2023 Meeting

If you wish to submit a proposal for possible inclusion in our proxy statement relating to our 2023 Annual Stockholders’ Meeting, send the proposal to: Haverty Furniture Companies, Inc., Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.

Stockholder proposals intended for inclusion in our proxy statement for the 2023 Annual Stockholders’ Meeting in accordance with the SEC’s Rule 14a-8 under the Exchange Act must be received by our company no later than the close of business on November 28, 2022. Any stockholder proposal received by the company after that date will not be included in the company’s proxy statement relating to the 2023 Annual Stockholders’ Meeting. Further, all proposals submitted for inclusion in the company’s proxy statement relating to the 2023 Annual Stockholders’ Meeting must comply with all of the requirements of SEC Rule 14a-8.

Stockholders who wish to bring business before Havertys’ 2023 Annual Stockholders’ Meeting other than through a stockholder proposal pursuant to SEC Rule 14a-8 must notify the Corporate Secretary of our company in writing and must provide the information required by our bylaws. Under the bylaws, the notice must be received by the Corporate Secretary at the address noted above not less than 60 nor more than 90 days prior to the one-year anniversary of the date of the
2022 Proxy Statement | 45

mailing of the notice for the 2022 Annual Stockholders’ Meeting, or between December 28, 2022 and January 27, 2023. However, if the date of the 2023 Annual Stockholders’ Meeting is more than 30 days before or after such anniversary date, the notice must be received by the Corporate Secretary at the address noted above not earlier than the 120th day prior to the date of the 2023 Annual Stockholders’ Meeting and not later than the later of the 90th day prior to the date of the 2023 Annual Stockholders’ Meeting and the tenth day following the day on which a public announcement of the date of the 2023 Annual Stockholders’ Meeting is first made.

Stockholder nominations must be made pursuant to written notice delivered to or mailed and received by the Corporate Secretary at the address noted above not less than 90 days  nor more than 120 days prior to the meeting. However, if the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the stockholders must be so received not earlier than the 120th day prior to the date of the annual meeting and not later than the later of the 90th day prior to the date of the meeting and the tenth day following the day on which public announcement of the date of the meeting is first made.

The bylaws can be found on our corporate website at www.havertys.com/furniture/bylaws.

Available Information

All of our corporate governance policies, including our board committee charters, Code of Conduct, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at havertys.com.
A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Stockholder Relations, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599. Our Form 10-K is also available at our website at www.havertys.com.

Other Business

As of the date of this proxy statement, we do not know of any business, other than that described in this proxy statement that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker
Senior Vice President, Finance, and
  Corporate Secretary

March 28, 2022
Atlanta, Georgia

2022 Proxy Statement | 46

APPENDIX A — GAAP TO NON-GAAP RECONCILIATION

The company has used EBITDA, a non-GAAP financial measure as defined under SEC rules in this Proxy Statement.
As required by SEC rules, we have provided a reconciliation of this measure to the most directly comparable GAAP measure. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of EBITDA

(in thousands)	Year Ended December 30, 2021
Income before income taxes, as reported(1)	$118,535
Interest income, net(1)	(231)
Depreciation(1)	16,304
EBITDA	$134,608

(1)	These amounts are included in our Form 10-K for the year ended December 31, 2021.

2022 Proxy Statement | Appendix A

APPENDIX B — AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the Audit Committee (the “Committee”) is to represent and assist the board in fulfilling its oversight responsibilities for: (1) the integrity of the Company’s financial statements and other financial information provided to any governmental body, the Company’s shareholders or the public; (2) The appropriateness of the Company’s accounting policies (3) The performance of the Company’s internal audit function, (4) The selection, qualifications, independence and performance of the Company’s independent auditors and (5) The Company’s compliance with legal and regulatory requirements.

II. MEMBERSHIP

1.
The Committee will consist of three or more directors as determined and appointed by the Board. Each of these directors shall be independent in accordance with New York Stock Exchange rules (“NYSE Rules”), the Company’s corporate governance guidelines and applicable Securities and Exchange Commission rules (“SEC Rules”) applicable to audit committee members.

2.	No Committee member may receive any compensation from the Company other than compensation as a director except as permitted by the NYSE Rules and SEC Rules.

3.
All Committee members must be financially literate as required by the NYSE Rules or become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise as required by the NYSE Rules and as such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee must be an “audit committee financial expert” as defined in the SEC Rules.

4.
Committee members shall not simultaneously serve on the audit committees of more than two other public companies. If any Committee member simultaneously serves on the audit committee of more than three public companies (including the Committee), the Board must determine that such simultaneous service will not impair the ability of such member to serve effectively on the Committee

5.	Committee members may be removed by a majority of the board at any time, with or without cause.

III. MEETINGS

1.	The Committee will meet at least quarterly and at such other times as determined by the Chair of the Committee or a majority of the Committee members.

2.
The Board may appoint a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee. A majority of the members shall constitute a quorum for the transaction of business. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by audio or videoconference and may take action by written consent.

3.
As part of its responsibility to foster open and candid communications the Committee will meet with management, the director of the internal audit department and the independent auditors in separate executive sessions.

4.	The Committee will report its activities and findings to the Board on a regular basis.

2022 Proxy Statement | Appendix B

IV. RESPONSIBILITIES AND DUTIES
The specific duties and responsibilities of the Committee include:

A.	Financial Statement and Disclosure Matters

1.
Review and discuss the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors prior to filing or distribution of the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). Recommend to the full Board whether such financial statements should be included in the Company’s Annual Report on Form 10-K.

2.
Annually obtain from the independent auditors and review a report that sets forth: (i) all critical accounting policies and practices used by the Company; (ii) analysis setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative accounting treatments of financial information within generally accepted accounting principles (“GAAP”) related to material items that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent auditor; and (iii) major issues as to the adequacy of the Company’s internal controls and any specific remedial actions adopted in light of material control deficiencies and (iv) other material written communication between the independent auditor and management.

3.
Meet quarterly with management and the independent auditors to discuss audited financial statements, including footnotes, the unaudited quarterly financial results, and the quarterly financial statements prior to filing or distribution, including in each case a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

4.
Discuss with the Chief Financial Officer or other appropriate officer as to any unusual deviations from prior practice that were included in the preparation of the annual or quarterly financial results.

5.
Review and discuss (i) the type and presentation of information to be included in press releases of unaudited interim and annual financial results, including the use of “pro forma” or “adjusted” non-GAAP information, before their release to the public, and (ii) financial information and earnings guidance provided to analysts and ratings agencies.

6.
Review and discuss (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the effects of significant regulatory, accounting and auditing initiatives, including new pronouncements, as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	In addition to the foregoing meetings, meet separately, periodically, with management, with internal auditors and with the independent auditors.

2022 Proxy Statement | Appendix B

9.
After the close of each fiscal year but prior to the Company’s annual meeting of shareholders, as well as on any other occasion where the Committee deems it advisable or prudent, report to and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s publicly reported financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function, or such other information as it deems appropriate to report concerning the Committee’s activities.

B.	Independent Auditors

1.	Be directly responsible for the appointment, approving the compensation, retention, and termination of the independent auditor.

2.	Review and approve the terms of the engagement of the independent auditor, including the scope of their audit, proposed fees and personnel qualifications.

3.	Be directly responsible for the oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting.

4.
Approve in advance any permissible audit and non-audit services and fees provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre‑approval authority to the chairman of the Committee. The decisions of the chairman to whom pre-approval authority is delegated must be presented to the Committee at its next scheduled meeting.

5.	Periodically review information from the independent auditor regarding the independent auditor’s qualifications, independence and performance.

a.
receive from the independent auditors annually, a formal written statement delineating the relationships between the auditors and the Company consistent with Public Company Accounting Oversight Board (“PCAOB”) Rules;

b.	discuss with the independent auditors the scope of any such disclosed relationships and their impact or potential impact on the independent auditors’ independence and objectivity; and;
c.	recommend that the board take appropriate action in response to the independent auditors’ report to satisfy itself of the auditor’s independence.

6.
Require the rotation of the lead audit partner of the independent audit firm every five years, with a two-year timeout provision. The Committee shall establish when the five‑year limit will be reached for the current lead audit partner. At least one year prior to that time, the Committee shall discuss transition plans for the new lead audit partner. The five-year limit will be reviewed annually with the independent auditor.

7.	Set clear hiring policies for employees or former employees of the independent auditor that meets the SEC regulations and stock exchange listing standards.

8.	Receive and review required communications from the independent auditor, including the independent auditor’s report concerning:

a.	critical accounting policies and practices to be used;
b.
all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and

c.	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

2022 Proxy Statement | Appendix B

9.	At least annually, receive and review the independent auditor’s report on:

a.	the independent auditor’s internal quality control procedures.
b.
any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

C.	Internal Audit

1.	Review the objectivity, organization structure, staff qualifications and responsibilities of the internal audit department.

2.	Approve the Internal Audit Charter, which defines the purpose, authority and responsibilities of the Company's internal audit function.

3.	Review the objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit department.

4.	Review the significant reported issues to management prepared by the internal audit function and the management responses to such issues/recommendations.

5.	Review and approve the annual Internal Audit Risk Assessment and Audit Plan and any subsequent changes.

6.	Review and concur in the appointment and replacement of the head of internal audit.

D.	Risk Management and Oversight

1.
Review, at least annually, the Company’s risk assessment and risk management policies and procedures, including its major financial risk exposures and the steps management has taken to monitor and control such exposures.

2.
Review and discuss, at least annually, the company’s information security and technology risks, including the company’s information security and cybersecurity and risk management programs related to information security and cybersecurity.

E.	Compliance and Legal Matters

1.	Review with the appropriate members of management the Company’s compliance program, material litigation and other legal matters as appropriate.

2.	Review at least annually the Company’s Code of Conduct to ensure that it is adequate and up to date as it relates to financial responsibility.

3.	Establish and review periodically procedures for:

a.	receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls and auditing matters
b.	employees to submit confidentially and anonymously concerns regarding questionable accounting and auditing matters.

4.
Discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints and any published reports that raise material issues regarding the Company’s financial statements, internal control over financial reporting, accounting policies or internal audit function.

2022 Proxy Statement | Appendix B

V. GENERAL PROVISIONS

1.
The Committee shall be empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

2.	The Committee shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such counsel and advisor.

3.
The Committee may exercise such additional powers and duties as may be reasonable, necessary or desirable, in the Board’s or the Committee’s discretion, to fulfill its duties under this Charter and applicable law. For example, the Committee may conduct or authorize, if it considers appropriate, special reviews and investigations into any matters within the scope of its responsibilities.

4.	The Committee shall conduct an annual performance assessment on the Committee in conjunction with the NCG Committee, the results of which shall be reported to the full board by the NCG Committee.

5.	The Committee shall review and reassess its charter in conjunction with the NCG Committee and recommend any proposed changes to the full board for approval.

2022 Proxy Statement | Appendix B

HAVERTYS CLASS A COMMON STOCK

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Supplement to the Proxy Statement and Annual Report are available at www.proxyvote.com.

D68628-P68931

HAVERTY FURNITURE COMPANIES, INC.
CLASS A COMMON STOCK

P
R
O
X
Y

By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys' Class A Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 9, 2022, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland 21202, at 10:00 a.m.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

SEE
REVERSE
SIDE

SCAN TO VIEW MATERIALS & VOTE

HAVERTYS CLASS A COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68627-P68931

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK

The Board of Directors recommends a vote FOR its nominees.

Election of Directors

	For All	Withhold All	For All Except
1. Election of Directors: Holders of Class A Common Stock	☐	☐	☐

01) Rawson Haverty, Jr.
02) Mylle H. Mangum
03) Vicki R. Palmer
04) Derek G. Schiller
05) Clarence H. Smith
06) Al Trujillo

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HAVERTYS COMMON STOCK

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D68630-P68931

HAVERTY FURNITURE COMPANIES, INC.
COMMON STOCK

P
R
O
X
Y

By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys' Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 9, 2022, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland 21202, at 10:00 a.m.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

SEE REVERSE SIDE

SCAN TO VIEW MATERIALS & VOTE

HAVERTYS COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68629-P68931 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK

The Board of Directors recommends a vote FOR its nominees.

Election of Directors

	For All	Withhold All	For All Except
1. Election of Directors: Holders of Common Stock 01) L. Allison Dukes 02) G. Thomas Hough	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your **Vote** Counts!

HAVERTY FURNITURE COMPANIES, INC.

2022 Annual Meeting
Vote by May 8, 2022
11:59 PM ET

D68644-P68931

You invested in HAVERTY FURNITURE COMPANIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 9, 2022.**

Get informed before you vote

View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 25, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 9, 2022
10:00 a.m.

Marriott SpringHill
120 East Redwood Street
Baltimore, Maryland 21202

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
Election of Directors 1. Election of Directors: Holders of Class A Common Stock 01) Rawson Haverty, Jr. 02) Mylle H. Mangum 03) Vicki R. Palmer 04) Derek G. Schiller 05) Clarence H. Smith 06) Al Trujillo	For
2. Advisory Vote on Executive Compensation.	For
3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D68645-P68931

Your **Vote** Counts!

HAVERTY FURNITURE COMPANIES, INC.

2022 Annual Meeting
Vote by May 8, 2022
11:59 PM ET

D68646-P68931

You invested in HAVERTY FURNITURE COMPANIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 9, 2022.**

Get informed before you vote

View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 25, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 9, 2022
10:00 a.m.

Marriott SpringHill
120 East Redwood Street
Baltimore, Maryland 21202

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
Election of Directors 1. Election of Directors: Holders of Common Stock 01) L. Allison Dukes 02) G. Thomas Hough	For
2. Advisory Vote on Executive Compensation.	For
3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2022.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D68647-P68931